EXHIBIT 3.4
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                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                       OF

                          THOMAS PHARMACEUTICALS, LTD.

     Thomas Pharmaceuticals, Ltd., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

     1. The name of the corporation is Thomas Pharmaceuticals, Ltd. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on May 19, 2005.

     2. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on March 27, 2007 and adopted by the shareholders through the unanimous written consent of all shareholders on March 27, 2007 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

     3. This Amendment to the Certificate of Incorporation herein certified effects the change to Article III whereby the conversion rate of Class B Common Stock Shares to Class A Common Stock is hereby revised and corrected from fifty percent (50%) to eighty percent (80%), as it was originally intended. To accomplish the foregoing amendment, the first paragraph of the section of
Article III entitled "Class B Common Stock Shares is deleted in its entirety and replaced with the following new paragraph entitled: "Class B Common Stock Shares":

                                   ARTICLE III

                                  CAPITAL STOCK

     Class B Common Stock Shares. The par value of the Class B Common Stock shall be no par value per share. Upon the consummation of a Spin-off Transaction, as referenced in Paragraph C below and the commencement of public trading of the Class A Common Stock of the Corporation, each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of Class B Common Stock Shares being converted by eighty percent (80%) of the lowest price that the Company had previously issued its Class A Common Stock since the Class B Common Stock Shares were issued.

     I, the undersigned officer of Thomas Pharmaceuticals, Ltd., certify that the foregoing Amendment to the Certificate of Incorporation of Thomas Pharmaceuticals, Ltd. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 27th day of March 2007.

By:         /s/ John E. Lucas
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            John E. Lucas
            President